EXHIBIT 99.1

Contacts:
Methes Energies International Ltd.
Michel G. Laporte, Chairman and CEO
702-932-9964

FOR IMMEDIATE RELEASE

METHES ENERGIES CLOSES A TOTAL OF $1,500,000 WORKING CAPITAL FACILITY

LAS VEGAS, NV, AUGUST 16, 2013 -- Methes Energies International Ltd. (NASDAQ: MEIL), a renewable energy company that offers an array of products and services to biodiesel fuel producers, announced that its wholly-owned subsidiary, Methes Energies Canada Inc., has closed on a total of $1,500,000 Working Capital Facility for its Sombra, Ontario biodiesel manufacturing plant. The Facility was obtained through a Toronto, Ontario lending firm.

The Facility provides for up to $750,000 of cash advances against the company’s accounts receivables and an additional $750,000 in cash which can be used exclusively to purchase feedstock for the production of biodiesel.

Nicholas Ng, President of Methes Energies said, "Closing this transaction is a significant step forward for Methes as it provides additional resources to purchase more feedstock and increase production at our Sombra facility. We will now be able to operate the Denami 3000 in Sombra 24/7. We recently hired and trained additional employees and are now ready to process more feedstock into biodiesel. The demand for biodiesel remains strong and we believe that it will continue to do well for the rest of the year and beyond."

About Methes Energies International Ltd.

Methes Energies International Ltd. is a renewable energy company that offers a variety of products and services to biodiesel fuel producers. Methes also offers biodiesel processors that are unique, truly compact, fully automated state-of-the-art and continuous flow that can run on a wide variety of feedstocks. Methes markets and sells biodiesel fuel produced at its showcase production facility in Mississauga, Ontario, Canada and at its recently commissioned 13 MGY facility in Sombra, Ontario, to customers in the U.S. and Canada, as well as providing multiple biodiesel fuel solutions to its clientele.  Among its services are selling commodities to its network of biodiesel producers, selling their biodiesel production and providing clients with proprietary software to operate and control their processors.  Methes also remotely monitors the quality and characteristics of its clients' production, upgrades and repairs their processors and advises clients on adjusting their processes to use varying feedstock to improve the quality of their biodiesel. For more information, please visit www.methes.com.

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the  year ended November 30, 2012, filed on February 25, 2013, as amended, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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